                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statements of SS&C Technologies, Inc. on Form S-8 (File numbers 333-07205, 333-07207, 333-07211, 333-07213, 333-52295) and on Form S-3 (File number 333-57469) of our report dated March 2, 1999, except for Note 13, for which the date is March 24, 1999, on our audits of the consolidated financial statements of SS&C Technologies, Inc. and Subsidiaries as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997, and 1996, which report is incorporated by reference from the 1998 Annual Report to Stockholders in this Annual Report on Form 10-K.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Hartford, CT
March 31, 1999